ASIAN TRENDS MEDIA HOLDINGS, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

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INDEX TO PRO-FORMA FINANCIAL STATEMENTS

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET, SEPTEMBER 30, 2008	F-1

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PERIOD ENDED SEPTEMBER 30, 2008	F-2

NOTES TO UNAUDITED PRO-FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS	F-3

ASIAN TRENDS MEDIA HOLDINGS, INC.

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2008

	CLCE	Asian Trends	Pro forma		Pro forma
	Historical	Historical	Adjustments	`	Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalent	$1,406,839	$458,616	$-		1,865,455
Restricted cash	1,301,323	-	-		1,301,323
Construction in progress – real estate for resale	55,038,941	-	-		55,038,941
Prepayments and other assets	793,856	85,192	-		879,048
Deferred selling cost	718,574	-	-		718,574
Receivables from associated companies	1,632,417	-	-		1,632,417
Total current assets	60,891,950	543,808	-		61,435,758
PROPERTY AND EQUIPMENT
net of accumulated depreciation	194,435	20,661	-		215,096
TOTAL ASSETS	$61,086,385	$564,469	$-		$61,650,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities
Bank loans (current portion)	$10,170,398	$-	$-		$10,170,398
Accounts payable	1,860,330	-	-		1,860,330
Accrued expenses and other payables	418,325	15,481	-		433,806
Deferred revenue	11,720,139	-	-		11,720,139
Due to director	6,378,057	-			6,378,057
Taxes payable	445,087	-	-		445,087
Deferred tax liability	197,560	-			197,560
Payables to associated companies	19,894,600	-	-		19,894,600
Total current liabilities	51,084,496	15,481	-		51,099,977

BANK LOAN (net of current portion)	10,170,398	-	-		10,170,398

TOTAL LIABILITIES	61,254,894	15,481	-		61,270,375

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock	5,000	-	-		5,000
Common stock	50,000	2	75,791		125,793
Additional paid in capital	5,346,086	599,998	(75,791)		5,870,293
Accumulated deficits	(6,339,762)	(51,012)	-		(6,390,774)
Accumulated other comprehensive income	770,167	-	-		770,167
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(168,509)	548,988	-		380,479

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$61,086,385	$564,469	$-		$61,650,854

ASIAN TRENDS MEDIA HOLDINGS, INC.

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

	CLCE Historical	Asians Trend Historical	Pro forma Adjustments	Pro forma Combined

REVENUE	$-	$346	$-	$346

COST OF SALES	-	9,487	-	9,487

GROSS LOSS	-	(9,141)	-	(9,141)

EXPENSES
Selling, general and administrative	2,771,634	41,871	-	2,813,505

OPERATING INCOME (LOSS)	(2,771,634)	(51,012)	-	(2,822,646)

OTHER INCOME (EXPENSE)
Interest income	39,150	-	-	39,150
Exchange gain	223,666	-	-	223,666
Other	16,248	-	-	16,248
TOTAL OTHER INCOME (EXPENSE)	279,064	-	-	279,064

LOSS BEFORE INCOME TAX	(2,492,570)	(51,012)	-	(2,543,582)

PROVISION FOR INCOME TAXES	(769,617)	-	-	(769,617)

NET LOSS	$(3,262,187)	$(51,012)	$-	$(3,313,199)

OTHER COMPREHENSIVE INCOME

Gain on foreign exchange translation	415,587	-	-	415,587

COMPREHENSIVE LOSS	$(2,846,600)	$(51,012)	$-	$(2,897,612)

ASIAN TRENDS MEDIA HOLDINGS, INC.

NOTES TO PRO-FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 BASIS OF PRESENTATION

The unaudited pro-forma consolidated financial statements include the accounts of Asian Trends Media Holdings, Inc. (“CLCE” or the “Company”), Asian Trends Broadcasting Inc. (“Asian Trends”) and subsidiary.

On December 30, 2008, the Company entered into and closed a Share Exchange Agreement (the “Share Exchange Agreement”) with Asian Trends and the shareholders of Asian Trends (“Shareholders”) to acquire 100% ownership of Asian Trends from the Shareholders at a consideration of 75,793,200 restricted shares of the Company’s common stock (“Exchange Shares”) to the Shareholders. Immediately upon completion of the share exchange transaction through issuance of the Exchange Shares, CLCE had a total of 125,793,200 shares of its common stock issued and outstanding.

Asian Trends, through its Hong Kong-based subsidiary, operates liquid crystal display (“LCD”) flat-panel televisions and LCD billboards that advertise in Hong Kong.  These billboards reach urban consumers at various locations.  Asian Trends generates revenue from the sale of air time to its clients for advertising.

NOTE 2 PRO FORMA FINANCIAL STATEMENTS

The Company acquired 100% ownership of Asian Trends. The accompanying unaudited pro forma combined financial statements are based upon the historical consolidated balance sheets and consolidated statements of operations of the Company and Asian Trends. The unaudited pro forma combined balance sheet has been prepared as if the acquisition occurred on September 30, 2008. The unaudited pro forma combined financial statements of operations for the period ended September 30, 2008 have been prepared as if the acquisition had occurred on July 21, 2008 (date of incorporation of Asian Trends). The statements are based on accounting for the business combination as a reverse acquisition, whereby the Company will be the surviving corporate entity, but Asian Trends is the accounting acquirer. As Asian Trends is the accounting acquirer in a transaction accounted for as a purchase in accordance with generally accepted accounting principles, the purchase price has been allocated to the Company's assets and liabilities based upon preliminary estimates of their respective fair values. The pro forma information may not be indicative of the results that actually would have occurred if the merger had been in effect from and on the dates indicated or which may be obtained in the future.

NOTE 3 CONSOLIDATING ENTRIES

The consolidating entries on the pro-forma consolidated balance sheet to eliminate investments in subsidiary accounts:

(1)	Net effect of increase in common stock as a result of issuing shares for merger, elimination of share capital of Asian Trends and adjust the share capital of CLCE